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                                                                    EXHIBIT 99.3


AT THE COMPANY:                 AT THE FINANCIAL RELATIONS BOARD:
Henry A. Jurand                 For General Info: Marianne Stewart 212-661-8030
VP & CFO                        For Analyst Info: Christina Howard 212-661-8030
(908) 632-1770                  For Media Info: Judith Sylk-Siegel 212-661-8030


FOR IMMEDIATE RELEASE
Friday, January 3, 1997

                  KCS ENERGY, INC. COMPLETES ACQUISITION OF
               THE OIL AND GAS OPERATIONS OF MIDAMERICAN ENERGY

HOUSTON, TX, JANUARY 3, 1997 -- KCS Energy, Inc. (NYSE: KCS) today announced it has completed the acquisition of InterCoast Oil and Gas Company (formerly known as Medallion Production Company and renamed KCS Medallion Resources, Inc.), the Tulsa, Oklahoma-based oil and gas exploration and production subsidiary and two gas marketing subsidiaries of MidAmerican Energy Holdings Company, for a total purchase price of approximately $210 million in cash and 435,000 warrants to purchase KCS common stock. The warrants have a four-year term and an exercise price of $45 per share. The cash portion of the purchase price at closing was adjusted to reflect activity subsequent to the July 1, 1996 effective date.

        KCS President and Chief Executive Officer James W. Christmas said, "The completion of this acquisition is a major step forward for KCS. It not only doubles our total oil and gas production and proved reserves, it also increases our cash flow by more than 50 percent and significantly expands our management and technical team. We look foward enthusiastically to 1997 and to further growth in production, reserves and cash flow."

        KCS is an independent energy company primarily engaged in the acquisition, exploration, development and production of natural gas and crude oil. The Company also operates natural gas transportation and marketing businesses.

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